Liberator Medical Reports Revenue of $17.5 Million for Its Third Fiscal Quarter Ended June 30, 2013

The Company Reports Net Income of $2.0 Million, or $0.04 per Share, for the Quarter

STUART, FL  -- (Marketwired) -- 08/09/13 -- Liberator Medical Holdings, Inc. (OTCQB: LBMH) today announced the financial results for its fiscal third quarter ended June 30, 2013. Sales for the three months ended June 30, 2013 increased by $2,530,000, or 16.9%, to $17,491,000, compared with sales of $14,961,000 for the three months ended June 30, 2012. For the nine months ended June 30, 2013, sales increased by $7,349,000, or 16.5%, to $51,776,000, compared with sales of $44,427,000 for the nine months ended June 30, 2012.

Income from operations for the three months ended June 30, 2013, increased by $2,189,000, or 187.6%, to $3,356,000, compared with the three months ended June 30, 2012. For the nine months ended June 30, 2013, income from operations increased by $4,888,000, or 158.5%, to $7,972,000, compared with the nine months ended June 30, 2012.

Net income for the three months ended June 30, 2013 was $2,014,000 compared with net income of $676,000 for the three months ended June 31, 2012, representing an increase of 197.9%. Net income for the nine months ended June 30, 2013 was $4,786,000 compared with net income of $1,800,000 for the nine months ended June 30, 2012, representing an increase of 165.9%.

On June 13, 2013, the Company's Board of Directors approved a cash dividend of $0.03 per common share to its shareholders of record on July 8, 2013. The dividend was paid on July 22, 2013, and is the second cash dividend paid this year.

The Company's Board of Directors also approved a 1,000,000 share repurchase program on June 13, 2013. As of August 8, 2013, the Company has repurchased 195,000 shares since the commencement of the share buyback.

Mark Libratore, the Company's President and CEO, commented, "During the third quarter of fiscal year 2013 we generated net income of $2.0 million and increased our cash balance by $3.6 million to $10.6 million at the end of the quarter. As a result of the improvements in our operating margins and cash flows during the first three quarters of fiscal year 2013, we have paid two quarterly dividends, totaling $2.6 million, to our shareholders and initiated a buyback of 1.0 million shares of our common stock. During July 2013, we completed an acquisition of a small medical supply company and are currently evaluating other potential small company acquisitions. We expect to continue to increase our operating margins and cash flows and continue to acquire new customers through our direct-response advertising efforts at our targeted acquisition costs."

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2013 (unaudited) and September 30, 2012

(In thousands, except dollar per share amounts)

	June 30,	September 30,
	2013	2012
Assets
Current Assets:
Cash	$10,610	$3,326
Accounts receivable, net of allowance of $4,984 and $5,044, respectively	8,380	10,365
Inventory, net of allowance for obsolete inventory of $467 and $310, respectively	1,923	2,627
Deferred taxes, current portion	2,365	2,254
Prepaid and other current assets	346	287
Total Current Assets	23,624	18,859
Property and equipment, net of accumulated depreciation of $3,344 and $2,888, respectively	1,155	1,250
Deferred advertising	22,915	22,426
Intangible assets, net of accumulated amortization of $144 and $91, respectively	232	239
Other assets	99	88
Total Assets	$48,025	$42,862

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,255	$6,537
Accrued liabilities	2,442	1,221
Dividends payable	1,572	-
Other current liabilities	100	92
Total Current Liabilities	8,369	7,850
Deferred tax liability	7,685	5,421
Credit line facility	2,500	2,500
Other long-term liabilities	64	132
Total Liabilities	18,618	15,903

Stockholders’ Equity:
Common stock, $.001 par value, 200,000 shares authorized, 52,490 and 48,232 shares issued, respectively; 52,401 and 48,143 shares outstanding at June 30, 2013, and September 30, 2012, respectively	52	48
Additional paid-in capital	34,981	34,707
Accumulated deficit	(5,576)	(7,746)
Treasury stock, at cost; 89 shares at June 30, 2013, and September 30, 2012	(50)	(50)
Total Stockholders’ Equity	29,407	26,959
Total Liabilities and Stockholders’ Equity	$48,025	$42,862

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and nine months ended June 30, 2013 and 2012

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Sales	$17,491	$14,961	$51,776	$44,427

Cost of Sales	6,598	5,836	19,172	17,526

Gross Profit	10,893	9,125	32,604	26,901

Operating Expenses
Payroll, taxes and benefits	3,570	3,526	11,079	10,567
Advertising	2,146	1,956	6,617	5,896
Bad debts	541	1,028	2,986	3,001
Depreciation and amortization	171	206	509	615
General and administrative	1,109	1,242	3,441	3,738
Total Operating Expenses	7,537	7,958	24,632	23,817

Income from Operations	3,356	1,167	7,972	3,084

Other Expense
Interest expense	(20)	(21)	(62)	(53)
Total Other Expense	(20)	(21)	(62)	(53)

Income before Income Taxes	3,336	1,146	7,910	3,031

Provision for Income Taxes	1,322	470	3,124	1,231

Net Income	$2,014	$676	$4,786	$1,800

Basic earnings per share:
Weighted average shares outstanding	51,837	48,098	49,387	48,081
Earnings per share	$0.04	$0.01	$0.10	$0.04

Diluted earnings per share:
Weighted average shares outstanding	52,393	52,279	52,386	52,273
Earnings per share	$0.04	$0.01	$0.09	$0.03

Dividends declared per common share *	$0.05	-	$0.05	$-

* Two quarterly dividends were declared during the three months ended June 30, 2013.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the nine months ended June 30, 2013 and 2012

(Unaudited)

(in thousands)

	Nine Months Ended June 30,
	2013	2012
Cash flow from operating activities:
Net Income	$4,786	$1,800
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,996	6,386
Equity based compensation	63	115
Provision for doubtful accounts and contractual adjustments	3,214	3,039
Deferred income taxes	2,153	1,208
Reserve for inventory obsolescence	157	98
Changes in operating assets and liabilities:
Accounts receivable	(1,230)	(5,220)
Deferred advertising	(6,975)	(9,104)
Inventory	547	344
Other assets	(95)	(252)
Accounts payable	(2,282)	(20)
Accrued liabilities	1,234	326
Other liabilities	(7)	(78)
Net Cash Flow Provided by (Used in) Operating Activities	8,561	(1,358)

Cash flow from investing activities:
Purchase of property and equipment	(361)	(112)
Net Cash Flow Used in Investing Activities	(361)	(112)

Cash flow from financing activities:
Proceeds from exercise of options and warrants	153	-
Proceeds from employee stock purchase plan	48	56
Proceeds from credit line facility	-	1,000
Costs associated with credit line facility	(21)	(21)
Cash dividends paid	(1,044)	-
Payments of debt and capital lease obligations	(52)	(22)
Net Cash Flow Provided by (Used in) Financing Activities	(916)	1,013

Net increase (decrease) in cash	7,284	(457)

Cash at beginning of period	3,326	3,016
Cash at end of period	$10,610	$2,559

Supplemental disclosure of cash flow information:
Cash paid for interest	$63	$51
Cash paid for income taxes	$104	$-

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowing	$-	$120
Cash dividends declared, but not yet paid	$1,572	$-

Contacts:

Individual Investor Relations Contact
WSR Communications
772-219-7525
IR@WSRcommunications.com
http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released August 9, 2013